Exhibit 99.1

GLORI ENERGY REPORTS THIRD QUARTER 2014

OPERATING AND FINANCIAL RESULTS

Total Revenues up 604% Year over Year

AERO Service Revenues up 129% Year over Year

Oil Production increased 10% from 2nd Quarter 2014

Key AERO Technology Patent Awarded

HOUSTON - November 12, 2014 - Glori Energy Inc. (NASDAQ: GLRI) (“Glori” or the “Company”), an energy technology company focused on enhanced oil recovery using its proprietary AERO System, today reported financial and operating results for the three months ended September 30, 2014. Highlights include:

•	Oil & Gas revenues increased 13% in the third quarter on a 10% increase in production compared to the second quarter of 2014 as production in the Coke Field is ahead of expectations. 60% of liquids production is hedged at $94.11 per barrel.

•	Acquired additional oil producing leases in the Coke Field in September, consolidating our position in the field. This strategic acquisition facilitates the pending implementation of the AEROTM System and aids in the field unitization process. Glori engineers have worked to optimize production in preparation for implementation of AERO technology scheduled for first quarter of 2015.

•	In September, Glori was granted a key patent to protect the inventions that form the basis of our breakthrough AERO technology and provides market exclusivity through 2032.

•	Extended joint research agreement with Statoil to expand deployment and the market applications for our AEROTM System.

Stuart Page, Chief Executive Officer of Glori Energy, said, “During the quarter we made good progress in preparing the Coke Field for the implementation of our proprietary enhanced oil recovery technology, AERO. Our acquisition of additional field leases supports our unitization process and provides existing wellbores through which we can deploy AERO technology. We are currently performing traditional field optimization work to increase production at a low incremental cost. We plan to implement our AERO technology in the field during the first quarter of next year and expect to realize an initial response in the second quarter.

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"During the third quarter, we continued to actively evaluate and pursue producing property acquisitions but remained financially disciplined not to overpay for assets during a rapidly declining commodity price environment. We believe we can be successful in a low oil price environment because we are in an acquisition mode and we provide a technology service that increases oil production at a low cost. We believe that existing market conditions will work to our advantage as we seek to acquire mature oil fields. The market for properties that are suited for AERO deployment should be robust as operators seek to divest assets that they perceive as non-core.

“We also believe that a challenging commodity price environment will drive an increase in interest in our AERO technology as producers seek low-cost solutions and new technologies to increase production and conserve capital. The low incremental cost associated with implementation as well as the rapid response that typically results in higher oil output within the first year should be particularly attractive to producers today.

“Our entire team is focused on delivering value to our shareholders by acquiring producing oil fields, deploying our AERO technology and substantially enhancing cash flow and returns. To help us execute our asset acquisition strategy, we added to our talented technical and professional staff during the third quarter.

“Glori’s AERO technology is built on a collaborative research agreement we have had with Statoil over the past five years. Our recent partnership extension with Statoil reinforces our successful and exclusive relationship. By continuing our research collaboration, we expect to be able to broaden and expand the market applicability of the AERO technology platform,” Page said.

Financial Results

Glori generates revenues through the production and sale of oil and natural gas (the "Oil and Gas Segment") and through services provided to third party oil companies (the "Services Segment").

Combined revenues for the third quarter of 2014 increased $4.7 million, or 604%, from a year ago to $5.5 million. Revenues from our Oil and Gas Segment increased $3.9 million, compared to the third quarter of 2013, to $4.1 million, and revenues from our AERO Services Segment increased $764,000 from the third quarter of 2013 to $1.4 million. The year-over-year increase in revenues is due to the acquisition of the Coke Field in East Texas, which closed in March 2014, and a 129% increase in revenues from AERO Services compared to the previous year’s third quarter

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Adjusted earnings before interest, income taxes, depreciation, depletion and amortization ("Adjusted EBITDA") for the third quarter of 2014 was a negative $302,000, compared to Adjusted EBITDA of a negative $1.6 million for the third quarter of 2013 (see the accompanying reconciliation of net loss to Adjusted EBITDA).

Net loss for the third quarter of 2014 was $356,000, or a net loss of $0.01 per common share, which includes a gain from commodity derivatives of $2.0 million. Excluding the impact of this gain, the net loss was $2.4 million, or an adjusted loss of $0.08 per common share. This compares to a third quarter 2013 net loss of $825,000, or a loss of $0.73 per share. The third quarter of 2013 net loss includes a gain on change in fair value of warrants of $1.2 million.

Oil and Gas Segment

Revenues from oil, condensate and natural gas increased to $4.1 million in the third quarter of 2014, from $184,000 for the same period of 2013. Average daily production was 502 net barrels of oil equivalent per day (“BOE/D”) with an average realized oil price of $94.23. Average realized oil price net of oil swap settlements was approximately $91.00. Production from liquids (oil and condensate) represented approximately 92% of total production for the third quarter of 2014. In the second quarter of 2014 we reported production of 457 net BOE/D with an average realized oil price of $92.73. Net of oil swap settlements our average realized price was $87.50 in the second quarter.

Oil and gas operating expenses in the third quarter of 2014 were $3.1 million compared to $512,000 in the third quarter of 2013 due principally to the Coke Field acquisition, additions to professional and technical staff associated with the growth of Glori's Oil and Gas Segment, acquisition costs, and costs associated with the sourcing and evaluation of potential oil property acquisitions. Total operating expenses for the Oil and Gas segment also includes expenses for Glori's Etzold greenfield lab in Kansas. Included in oil and gas operating expenses for the third quarter of 2014 are direct lease operating expenses of approximately $2.1 million, production taxes of $192,000, acquisition expenses of $278,000 and compensation and other administrative expenses associated with our acquisitions and production professional personnel of $491,000. Acquisition expenses consist of legal and third party fees associated with sourcing and analyzing potential acquisitions. Acquisition expenses of $278,000 in the third quarter of 2014 increased from acquisition costs of $29,000 in the second quarter of 2014.

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AERO Services Segment

Revenues from our AERO Services Segment increased 129% from the previous year’s quarter to $1.4 million in the third quarter of 2014. The increase in revenues was primarily attributable to an increase in new projects in the lab and analysis phase which are expected to be mobilized to the field in the coming quarters. During the third quarter we also commenced field deployment of our project in Brazil.

As of September 30, 2014, Glori had $857,000 in Services Segment deferred revenues on the balance sheet. The deferred revenues will be recognized over the next 12 months as Glori commences the field deployment phase of certain AERO service contracts and begins to earn additional monthly fees related to these projects.

AERO Services operating expenses increased to $657,000 in the third quarter of 2014 compared to $542,000 in the prior-year quarter due to the increased services activities from third-party client projects. AERO Services operating expenses include: nutrient solution, materials, supplies, travel, trucking, and costs of personnel engaged in the AERO services field deployment phase. During the third quarter of 2014, operating expenses for the Services Segment also included $115,000 in transportation and contract labor charges in connection with the start-up of our project in Brazil.

Other Expenses

Science and technology expenses increased slightly to $449,000 in the third quarter of 2014 compared to $386,000 in the third quarter of 2013. Science and technology expenses include personnel expenses, supplies and other administrative expenses attributable to the analysis phase of AERO service projects and ongoing research and development of technology performed at Glori's Houston laboratory.

Selling, general and administrative ("SG&A") expense was $1.6 million in the third quarter of 2014, compared to $934,000 in the prior-year period. The increase is primarily due to increased compensation expense for additional staff, increased accounting and consulting fees and higher legal fees due to multiple regulatory filings and other public company shareholder matters resulting from being a new public company. Legal and professional fees were unusually high at approximately $716,000 in the third quarter of 2014 compared to $552,000 in the second quarter of 2014.

Depreciation, depletion and amortization ("DD&A") was $1.3 million in the third quarter of 2014, up from $167,000 in the prior-year period. The year-over-year increase in DD&A expense was due to higher overall production and higher capitalized costs as a result of the Coke Field acquisition.

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Interest expense totaled $705,000 in the third quarter of 2014, compared with $232,000 in the third quarter of 2013. The increase was the result of borrowings in connection with the Coke Field acquisition in March 2014. Included in interest expense is the amortization of deferred loan costs of $102,000 and $29,000 for the third quarter of 2014 and third quarter of 2013, respectively.

Glori had oil swaps in place covering approximately 60% of oil and condensate production for the third quarter of 2014 and continues to maintain swaps covering a portion of estimated future production. Glori incurred a gain on commodity derivatives in the amount of $2.0 million in the latest quarter, which includes $179,000 in total cash settlements paid on derivatives. Glori did not engage in commodity swaps in the previous year's third quarter. Glori has oil derivative contracts for 8,400 barrels per month at $94.11 through March 2015, followed by contracts covering 7,300 barrels per month at $86.50 through March 2016, and thereafter at declining volumes and prices until March 2018.

Liquidity

At September 30, 2014, Glori had working capital of $28.1 million, down from $31.2 million at June 30, 2014, and our cash and cash equivalents were $32.7 million, down from $38.2 million at June 30, 2014. The primary use of capital has been to fund the Company’s operations, acquire the additional leases in the Coke Field, research and development activities and repayment of debt.

Glori is pursuing the acquisition of oil properties, which it expects to fund from existing cash balances, borrowings under reserve-based credit facilities to be established, and the possible issuance of equity securities.

Conference Call

Glori has scheduled a conference call for 9:00 a.m. EDT (8:00 a.m. CDT) on Wednesday, November 12 to discuss third quarter 2014 financial and operating results. To participate, dial (877) 604-9371 (Conference ID: 17667714) or access the audio webcast via the Investor Relations section of Glori's website at www.glorienergy.com. Please dial-in at least 10 minutes prior to the scheduled start time.

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A telephonic replay of the conference call will be available approximately three hours after the call through November 19. Participants may access the replay by dialing (855) 859-2056 (toll free) or (404) 537-3406 (international); conference ID: 17667714.

ABOUT GLORI ENERGY INC.

Glori Energy (Nasdaq: GLRI) is a Houston-based energy technology oil company that deploys its proprietary AERO technology to increase the amount of oil that can be produced from conventional oil fields. Glori owns and operates oil fields onshore USA and additionally provides its technology as a service to E&P companies globally. Only one-third of all oil discovered in a typical reservoir is recoverable using conventional technologies; the rest remains trapped in the rock. Glori's proprietary AERO System recovers a portion of this residual oil by stimulating a reservoir's native microorganisms to sustainably increase the ultimate recovery at a low cost. For more information, visit www.GloriEnergy.com.

FORWARD LOOKING STATEMENTS

Any statements contained herein which are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements identified by or containing words like “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “potential,” “target,” “goal,” “plans,” “objective,” “should”, or similar expressions. All statements by us regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives and similar matters are forward-looking statements. Glori gives no assurances that the assumptions upon which such forward-looking statements are based will prove correct. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions (many of which are beyond our control), and are based on information currently available to us. Actual results may differ materially from those expressed herein due to many factors, including, without limitation: the risk that any projections, including earnings, revenues, expenses, margins, or any other financial expectations are not realized; oil production rates; oil prices; the efficacy of changes in oil fields acquired; competition and competitive factors in the markets in which Glori operates; the expected cost of recovering oil using the AERO System, demand for Glori’s AERO System and expectations regarding future projects; adaptability of the AERO System and development of additional capabilities that will expand the types of oil fields to which Glori can apply its technology; plans to acquire and develop additional oil fields and the availability of debt and equity financing to fund any such acquisitions; the percentage of the world’s reservoirs that are suitable for the AERO System; the advantages of the AERO System compared to other enhanced oil recovery methods; and Glori’s ability to develop and maintain positive relationships with its customers and prospective customers. Although Glori believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurances that such expectations will prove to be correct. These risks are more fully discussed in Glori’s filings with the Securities and Exchange Commission. Glori undertakes no obligation to update any forward-looking statements contained herein to reflect events or circumstances, which arise after the date of this document except as required by law.

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Glori Energy Contact

Victor M. Perez

Chief Financial Officer

713-237-8880

ir@glorienergy.com

Investor Relations Counsel

Lisa Elliott/ Anne Pearson

Dennard-Lascar Associates

713-529-6600

lelliott@DennardLascar.com apearson@DennardLascar.com

— Tables to Follow —

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Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2014	2013	2014
	(Unaudited)		(Unaudited)
Revenues:
Oil and gas revenues	$184	$4,103	$455	$8,489
Service revenues	591	1,355	1,979	3,527
Total revenues	775	5,458	2,434	12,016

Operating expenses:
Oil and gas operations	512	3,088	1,634	7,309
Service operations	542	657	1,703	2,715
Science and technology	386	449	1,158	1,166
Selling, general and administrative	934	1,572	3,088	4,204
Depreciation, depletion and amortization	167	1,325	466	2,931
Total operating expenses	2,541	7,091	8,049	18,325

Loss from operations	(1,766)	(1,633)	(5,615)	(6,309)

Other (expense) income:
Interest expense	(232)	(705)	(750)	(2,309)
Gain on change in fair value of warrants	1,183	-	1,183	2,454
Gain (loss) on commodity derivatives	-	2,027	-	(764)
Other (expense) income	(10)	6	(25)	21
Total other (expense) income, net	941	1,328	408	(598)

Net loss before taxes on income	(825)	(305)	(5,207)	(6,907)

Income tax expense	-	51	-	193

Net loss	$(825)	$(356)	$(5,207)	$(7,100)

Net loss per common share, basic and diluted	$(0.73)	$(0.01)	$(4.76)	$(0.25)

Weighted average common shares outstanding, basic and diluted	1,136	31,475	1,093	27,975

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Consolidated Balance Sheets (in thousands, except share and per share data)

	December 31, 2013	September 30, 2014
		(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$20,867	$32,654
Accounts receivable, less allowance for doubtful accounts of $80 and $40 as of December 31, 2013 and June 30, 2014, respectively	307	2,269
Prepaid expenses and other current assets	71	200
Inventory	24	36
Commodity derivative contracts	-	181
Total current assets	21,269	35,340

Property and equipment:
Proved oil and gas properties - successful efforts	3,141	45,270
Other property and equipment	4,892	5,721
	8,033	50,991

Less: accumulated depreciation, depletion and amortization	(5,223)	(7,990)
Total property and equipment, net	2,810	43,001

Deferred offering costs	378	—
Deferred loan costs	162	603
Total assets	$24,619	$78,944

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$534	$1,345
Deferred revenues	1,753	857
Accrued expenses	417	1,674
Current portion of long-term debt	3,499	3,355
Total current liabilities	6,203	7,231

Long-term liabilities:
Long-term debt, less current portion	1,771	17,052
Other long-term liabilities	449	1,854
Total long-term liabilities	2,220	18,906
Total liabilities	8,423	26,137

Commitments and contingencies

Stockholders' equity:
Common stock, $.0001 par value, 100,000,000 shares authorized, 22,450,688 and 31,499,303 shares issued and outstanding as of December 31, 2013 and September 30, 2014, respectively	2	3
Additional paid-in capital	61,609	105,319
Accumulated deficit	(45,415)	(52,515)
Total stockholders' equity	16,196	52,807
Total liabilities and stockholders' equity	$24,619	$78,944

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Consolidated Statements of Cash Flows (in thousands)

	Nine Months Ended September 30,
	2013	2014
	(Unaudited)
Cash flows from operating activities:
Net loss	$(5,207)	$(7,100)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization of property and equipment	466	2,931
Stock-based compensation	534	232
Amortization of deferred loan costs	127	326
Accretion of end-of-term charge	72	72
Loss on disposal of property and equipment	25	-
Gain on change in fair value of warrant liabilities	(1,183)	(2,454)
Accretion of discount on long-term debt	50	50
Loss on change in fair value of commodity derivatives	—	362
Changes in operating assets and liabilities:
Accounts receivable	38	(1,985)
Prepaid expenses	(17)	(129)
Inventory	15	(12)
Accounts payable	(9)	409
Deferred revenues	521	(896)
Accrued expenses	(222)	1,041
Net cash used in operating activities	(4,790)	(7,153)

Cash flows from investing activities:
Purchase of proved oil and gas property	-	(41,048)
Purchase of other property and equipment	(447)	(643)
Net cash used in investing activities	(447)	(41,691)

Cash flows from financing activities:
Proceeds from issuance of common stock, preferred stock and preferred warrants	11,703	5,019
Proceeds from issuance of long-term debt	-	24,035
Proceeds from exercise of warrants	-	4,188
Proceeds from merger with Infinity Corp. including private placement of common stock	-	38,441
Payments for deferred offering costs	(79)	(3,337)
Payments for deferred loan costs	(36)	(767)
Payments on long-term debt	(1,785)	(6,948)
Net cash provided by financing activities	9,803	60,631

Net increase in cash and cash equivalents	4,566	11,787

Cash and cash equivalents, beginning of period	18,707	20,867

Cash and cash equivalents, end of period	23,273	32,654

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NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts. A reconciliation is provided below outlining the differences between these non-GAAP measures and their most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2013	2014	2013	2014

Net loss	$(825)	$(356)	$(5,207)	$(7,100)
Taxes on income	-	51	-	193
Interest expense	232	705	750	2,309
Depreciation, depletion and amortization	167	1,325	466	2,931
EBITDA	$(426)	$1,725	$(3,991)	$(1,667)

Gain on change in fair value of warrants	(1,183)	-	(1,183)	(2,454)
(Gain) loss on commodity derivatives	-	(2,027)	-	764
Adjusted EBITDA	$(1,609)	$(302)	$(5,174)	$(3,357)

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